U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 26, 2008
Summit Environmental Corporation, Inc.
(Exact name of registrant as specified in its charter)

Texas	333-48659	73-1537206

(State of incorporation)	(Commission File Number)	(IRS Employer I.D. Number)

610 West Rawson Avenue
Oak Creek, WI 53154
Telephone (414) 571-6230

(Address and telephone number of registrant’s principal
executive offices and principal place of business)

16610 Dallas Parkway, Suite 2100
Dallas, TX 75248
Telephone (800) 522-7841

(Former address and telephone number of registrant’s principal executive offices and principal place of business)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Election of Directors; Appointment of Certain Officers.
     On February 26, 2008 the directors of the registrant elected two new directors to fill two vacancies created earlier by the resignations of directors Doug Cox and Don Jordan. The new directors are Mr. John Brooks and Dr. Mohsen Amiran. Further, Mr. Brooks was appointed President of the registrant and Dr. Amiran was appointed Executive Vice President. Dr. Amiran’s duties will be equivalent to those of a chief operating officer.
     The directors of the registrant appointed Mr. Brooks and Dr. Amiran as the Executive Committee of the registrant. Between meetings of the board of directors, the Executive Committee will possess the full power of the entire board of directors.
     Brief descriptions of the business background of Mr. Brooks and Dr. Amiran are as follows:
     Mr. Brooks, 59, of Oak Harbor, WA is a retired Naval Officer with twenty-five years of active naval service. After his naval service, in 1993 he joined Mach II Aviation, an FAA repair station, directing the development of global positioning system (GPS) applications. He managed the first installation and approval of supplementary GPS receivers for oceanic navigation.
     In 1995, he joined International Aero Inc. (IAI) as director of purchasing. Significantly, in 1997 he was reassigned as director of research in its fire protection laboratory. He began focusing on applications of condensed aerosols which led to the 2005 adoption of the NFPA2010 standard.
     In 1998 he formed FirePak Oil and Gas Industries LLC to exploit this emerging new technology and to market Pyrogen condensed and disbursed aerosols products and to provide consulting services in the Americas. His recent research has concentrated in aerospace fire protection and suppression systems testing. His research into ignition sources in airliner fires has led to the development of the new Arc Fault Circuit Protection for aerospace. He was instrumental in identifying aging wiring and the location of hidden or non-accessible fires and in developing new alternative suppression systems for commercial aircraft. The detection and location of wiring defects in aging aircraft has gained an industry wide focus, with the goal of mitigation of electrical arcing as an ignition source and of wiring failures for airliner electrical system malfunctions.
     In 2004 the IAI fire protection laboratory was purchased by Doll Technology Group where Mr. Brooks served as Director of research and president of RedBrooks Laboratories. There he helped develop the “Fire Caddy” product line. In 2006 he left Doll and formed StillBrooks Laboratory, where he serves as President, and StillBrooks AG., where he is Director of Research working on applications of Anionic Polyacrylamide for firefighting and for water retention in domestic agriculture.
     He was a director of our company from 1999 until his resignation in 2002.
     Dr. Amiran, 57, of Oak Creek, WI received his undergraduate degree in Organic Chemistry from Areya Mehr University in Tehran, Iran and his Ph.D. from the University of Essex in England. Early in his career, at the Shah of Iran’s request, he organized a new technical university in Tehran to do research and development for both military and civilian causes. The operation grew into perhaps the largest research facility in the Middle East. His work on solvents for cleaning oil spills and other environmentally safe cleaning solvents was so highly regarded that the Shah of Iran presented him with three awards, including a gold medal, the country’s highest honor.
     When the Islamic revolution took place, the new regime destroyed Dr. Amiran’s laboratory and burned his equipment and research records. Eventually, Ayatollah Khomeini, the new leader, stepped in and asked Dr. Amiran to become an advisor and help industry and the military to get back on their feet. After a short time, Dr. Amiran escaped with his wife and son to London and then to the United States. He became a professor at Northwestern University. Later he founded BioGenesis Enterprises, Inc. of Springfield, Virginia, where he again began working on environment-saving fire suppressants and cleaning agents.
     He has been employed the last ten years as the CEO of BioGenesis Enterprises. He was a director of our company from 1999 until his resignation in June 2007.
     Both Mr. Brooks and Dr. Amiran will serve as officers and directors until the next annual meeting of shareholders of the registrant. Neither has any family relationship with any director or executive officer of the registrant.
     There are no transactions, since the beginning of the registrant’s last fiscal year, or any currently proposed transaction, in which the registrant was or is to be a participant and the amount involved exceeds $120,000, and in which either Mr. Brooks or Dr. Amiran had or will have a direct or indirect material interest.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 27, 2008	Summit Environmental Corporation, Inc.
	By	/s/ Mohsen Amiran
Mohsen Amiran, Executive Vice President

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